BONE BIOLOGICS, CORP.

CONVERTIBLE NOTE PURCHASE AGREEMENT

This Convertible Note Purchase Agreement (the “Agreement”) is made as of the 19th day of September 2014, by and between Bone Biologics, Corp., a Delaware corporation (the “Company”), and Musculoskeletal Transplant Foundation, Inc., a District of Columbia non- profit corporation (“MTF”).

RECITALS

A. The Company and MTF have a strategic business relationship to address various matters of mutual interest. In furtherance thereof, the Company and MTF have from time to time entered into transactions pursuant to which MTF has supported the Company’s product development activities and the Company has established MTF as the exclusive supplier to the Company of human allograft tissue.

B. As the parties continue discussions for a broader relationship, MTF has made available a loan to the Company, which the Company intends to use to support the Company’s product development activities, including, without limitation, protein development and production and animal trials, consistent with the Company’s ongoing development plans.

C. To memorialize and evidence the funds loaned by MTF to the Company, the Company desires to issue and sell to MTF, and MTF desires to purchase, a convertible promissory note in the form attached to this Agreement as Exhibit A (the “Note”), which shall be convertible on the terms stated therein into shares of Common Stock (as hereinafter defined) of the Company.

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties to this Agreement agree as follows:

1. Definitions. As used herein, the following terms shall have the following respective meanings:

(a) “Accessions” shall have the meaning given that term in the UCC.

(b) “Account” shall have the meaning given that term in the UCC.

(c) “Account Debtor” shall have the meaning given that term in the UCC.

(d) “AFH” shall have the meaning set forth in Section 2(a) hereof.

(e) “Agreement” shall have the meaning set forth in the preamble hereto.

(f) “BBI” shall have the meaning set forth in Section 2(a) hereof.

(g) “Chattel Paper” shall have the meaning given that term in the UCC.

(h) “Collateral” shall mean all personal property of the Company, including, without limitation, all: (a) Accounts, (b) Chattel Paper, (c) Commercial Tort Claims, (d) Deposit Accounts, (e) Documents, (f) Equipment, (g) Fixtures, (h) General Intangibles (including Payment Intangibles), (i) Goods, (j) Instruments, (k) Inventory, (l) Investment Property, (m) Letter-of-Credit Rights, (n) Software, (o) Supporting Obligations, (p) money, policies and certificates of insurance, deposits, cash, cash equivalents, or other property, (q) all books, records, and information relating to any of the foregoing ((a) through (p)) and/or the Company’s business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded and maintained, all insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing ((a) through (q)) or otherwise, (s) all Liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing ((a) through (r)), including the right of stoppage in transit, and (t) any of the foregoing, whether now owned or now due, in which the Company has an interest, or hereafter acquired, arising, or to become due, in which the Company obtains an interest, and all products, Proceeds, substitutions, and Accessions of or to any of the foregoing; provided, however, that the Collateral shall not include, and the security interest shall not attach to, any Excluded Property.

(i) “Commercial Tort Claim” shall have the meaning given that term in the UCC.

(j) “Common Stock” shall have the meaning set forth in the Section 7(d) hereof.

(k) “Company” shall have the meaning set forth in the preamble hereto.

(l) “Copyright Licenses” shall mean any and all agreements providing for the granting of any right in or to Copyrights (whether the Company is licensee or licensor thereunder).

(m) “Copyrights” shall mean all United States and foreign copyrights (including community designs), including but not limited to copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor, (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, (iv) all rights to sue for past, present and future infringements thereof, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages and proceeds of suit.

(n) “Credit Agreement” shall have the meaning set forth in the Section 3(c) hereof.

2

(o) “Deposit Account” shall have the meaning given that term in the UCC and shall also include all demand, time, savings, passbook, or similar accounts maintained with a bank or other financial institution.

(p) “Documents” shall have the meaning given that term in the UCC.

(q) “Equipment” shall mean “equipment”, as defined in the UCC, and shall also mean all furniture, store fixtures, motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of the Company’s business, and any and all Accessions or additions thereto, and substitutions therefor.

(r) “Equity Securities” shall have the meaning set forth in the Section 7(a) hereof.

(s) “Exclusivity Period” shall have the meaning set forth in the Section 9(a) hereof.

(t) “Field” shall have the meaning set forth in the Section 9(a) hereof.

(u) “Fixtures” shall have the meaning given that term in the UCC.

(v) “General Intangibles” shall have the meaning given that term in the UCC., and shall also include, without limitation, all: Payment Intangibles; rights to payment for credit extended; deposits; amounts due to the Company; credit memoranda in favor of the Company; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; rights to collect payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of the Company to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; technical data; tapes, disks, semi-conductors chips and printouts; Intellectual Property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by or credit extended or services performed, by the Company, whether intended for an individual customer or the general business of the Company, or used or useful in connection with research by the Company.

(w) “Goods” shall have the meaning given that term in the UCC.

(x) “Instruments” shall have the meaning given that term in the UCC.

3

(y) “Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.

(z) “Inventory” shall have the meaning given that term in the UCC, and shall also include, without limitation, all: (a) Goods which (i) are leased by a person as lessor, (ii) are held by a person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) Goods of said description in transit; (c) Goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

(aa) “Investment Property” shall have the meaning given that term in the UCC.

(bb) “Letter-of-Credit Right” shall have the meaning given that term in the UCC and shall also mean any right to payment or performance under a letter of credit, whether or not the beneficiary has demanded, or is at the time entitled to demand, payment or performance.

(cc) “Lien” shall mean any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

(dd) “Loan Agreement” shall have the meaning set forth in the Section 3(b) hereof.

(ee) “Merger” shall have the meaning set forth in Section 2(a) hereof.

(ff) “Merger Agreement” shall have the meaning set forth in Section 2(a) hereof.

(gg) “Merger Sub” shall have the meaning set forth in Section 2(a) hereof.

(hh) “MTF” shall have the meaning set forth in the preamble hereto.

(ii) “MTF Distributorship Agreement” shall have the meaning set forth in the Section 9(b) hereof.

(jj) “Note” shall have the meaning set forth in the recitals hereto.

(kk) “Patent Licenses” shall mean all agreements providing for the granting of any right in or to Patents (whether the Company is licensee or licensor thereunder).

4

(ll) “Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications therefore, including, but not limited to: (i) each patent and patent application set forth on Schedule 1 attached hereto, (ii) each patent and patent application related thereto, (iii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iv) all rights corresponding thereto throughout the world, (v) all inventions and improvements described therein, (vi) all rights to sue for past, present and future infringements thereof, (vii) all licenses, claims, damages, and proceeds of suit arising therefrom, and (ix) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

(mm) “Payment Intangible” shall have the meaning given that term in the UCC and shall also mean any General Intangible under which the Account Debtor’s primary obligation is a monetary obligation.

(nn) “Preferred Stock” shall have the meaning set forth in the Section 7(d) hereof.

(oo) “Prior Notes” shall have the meaning set forth in the Section 2(b) hereof.

(pp) “Proceeds” shall mean: (i) all “proceeds” as defined in Article 9 of the UCC, and (ii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

(qq) “Product” shall have the meaning set forth in the Section 9(a) hereof.

(rr) “Related Documents” shall have the meaning set forth in the Section 3(d) hereof.

(ss) “Securities” shall mean the Note and shares of the Common Stock issuable upon conversion thereof (and the securities issuable upon conversion of such shares of Common Stock).

(tt) “Securities Act” shall have the meaning set forth in the Section 7(a) hereof.

(uu) “Software” shall have the meaning given that term in the UCC.

(vv) “Supporting Obligation” shall have the meaning given that term in the UCC and shall also refer to a Letter-of-Credit Right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or Investment Property.

(ww) “Trademark Licenses” shall mean any and all agreements providing for the granting of any right in or to Trademarks, irrespective of whether the Company is licensee or licensor thereunder.

5

(xx) “Trademarks” shall mean all United States, and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, and all registrations and applications therefore for any of the foregoing including, but not limited to: (i) the registrations and applications set forth on Schedule 1 attached hereto (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (iv) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

(yy) “Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets, irrespective of whether the Company is licensee or licensor thereunder.

(zz) “Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including but not limited to: (i) the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and (ii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

(aaa) “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New Jersey; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of MTF’s and MTF’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New Jersey, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

2. Condition Precedent.

(a) On September 19, 2014, AFH Acquisition X, Inc. (“AFH”) and its wholly-owned subsidiary, Bone Biologics Acquisition Corp. (“Merger Sub”) entered into an Agreement and Plan of Merger, dated September 19, 2014 (“Merger Agreement”), by and among AFH, Bone Biologics, Inc. (“BBI”) and Merger Sub. Pursuant to the terms of the Merger Agreement, BBI intends to merge with Merger Sub, with BBI as the surviving entity (“Merger”). After the Merger, AFH shall cease to be a shell company, as defined in the rules of the Securities and Exchange Commission, and AFH will officially change its name to “Bone Biologics, Corp.”

(b) This Agreement shall become effective only upon surrender by MTF of the certain (i) Promissory Note issued by BBI to MTF, dated as of November 4, 2008, in the face amount of $250,000; (ii) Promissory Note issued by BBI to MTF, dated as of March 16, 2009, in the face amount of $400,000; (iii) Promissory Note issued by BBI to MTF, dated as of August 24, 2009, in the face amount of $16,420; and (iv) Tranched Promissory Note issued by BBI to MTF, dated as of September 30, 2009, in the face amount of $445,400, each as may have been amended from time to time (collectively, the “Prior Notes”).

6

3. Cancelation of Prior Notes; Termination of Other Agreements. Should the condition precedent set forth in Section 2(b) not occur on or before September 20, 2014, this Agreement shall be null and void and the Prior Notes shall be promptly returned to MTF. Notwithstanding the foregoing, upon the occurrence of the condition precedent set forth in Section 2:

(a) the Prior Notes shall be canceled, null, void and of no further effect;

(b) the certain Loan Agreement, dated as of November 4, 2008, between MTF and BBI, as may have been amended from time to time (the “Loan Agreement”), shall be terminated, null, void and of no further effect;

(c) the certain Credit Agreement, dated as of March 17, 2009, between MTF and BBI, as may have been amended from time to time (the “Credit Agreement”), shall be terminated, null, void and of no further effect; and

(d) all documents and agreements issued in connection with the Loan Agreement and Credit Agreement, including, without limitation, guarantees, each as may have been amended from time to time (the “Related Documents”), shall be terminated, null, void and of no further effect.

4. Issuance of Note. In consideration for cancelation of the Prior Notes and termination of the Loan Agreement, Credit Agreement and Related Documents, subject to the terms and conditions of this Agreement, the Company shall contemporaneously herewith execute and deliver the Note to MTF, in the aggregate principal amount of Three Million Six Hundred Fifty Nine Thousand Three Hundred and Twenty Eight Dollars ($3,659,328), which such amount shall be adjusted as set forth in the Note.

5. Grant of Security.

(a) Grant of Security. The Company hereby grants to MTF a security interest in and continuing lien on all of the Company’s right, title and interest in, to and under the Collateral.

(b) Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 5(a) hereof attach to: any lease, license, contract, property rights or agreement to which the Company is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of the Company therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (as defined herein) (or any successor provision or provisions) of any relevant jurisdiction or any applicable law (including the Bankruptcy Code) or principles of equity), provided however that the Collateral shall include and such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above.

7

6. Security for Obligations; the Company Remains Liable.

(a) Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (any successor provision thereof)) with respect to the Company.

(b) Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) the Company shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to MTF, (ii) the Company shall remain liable under each of the agreements included in the Collateral, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and MTF shall not have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall MTF have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, and (iii) the exercise by MTF of any of its rights hereunder shall not release the Company from any of its duties or obligations under the contracts and agreements included in the Collateral.

7. Representations and Warranties of the Company. The Company hereby represents and warrants to MTF that:

(a) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties. For purposes hereof, “Equity Securities” shall have the meaning set forth under Rule 405 (or any successor rule) promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

8

(b) Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the authorization, sale, issuance and delivery of the Note (and of the Securities issuable, respectively, upon conversion of the Note and of the shares of Common Stock issuable upon such conversion), and the performance of all obligations of the Company under this Agreement and the Note has been taken, including, without limitation, the approval by the directors and shareholders of the Company. The Agreement and the Note, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Conflicts. Neither the execution and delivery of this Agreement or the Note, nor the consummation of the transactions contemplated in this Agreement or the Note, will violate any provision of the certificate of incorporation or by-laws of the Company or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government, or governmental agency or instrumentality, domestic or foreign, binding upon the Company, or conflict with or result in any breach of or event of termination under any of the terms of, or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to, the terms of any contract or agreement to which the Company is a party or by which the Company or any of its properties or assets is bound.

(d) Capitalization. The Articles of Incorporation of the Company have been duly filed with the Secretary of State of Delaware. The authorized capital stock of the Company consists of 100,000,000 shares of common stock, $0.001 par value (“Common Stock”) and 20,000,000 shares of preferred stock, $0.001 par value (“Preferred Stock”). All of the outstanding shares of Common Stock and Preferred Stock have been validly issued and are fully-paid and non-assessable; and the shares of Common Stock issuable upon conversion of the Note, when issued and delivered upon such conversion, will be validly issued, fully-paid and non-assessable shares of Common Stock, in each case free and clear of any mortgages, deed of trust, pledge, lien, security interest or any charge or encumbrance of any nature. There are no contracts, agreements, arrangements (written or oral) or other documents to which the Company is a party regulating or controlling or otherwise affecting the voting or disposition of any shares of stock of the Company, or the management thereof.

(e) Operations. The Company is not the subject of any material claim, suit or proceeding before any court or governmental agency and is not delinquent in any material respects in the payment of any taxes or is in violation in any material respect of any law, rule or regulation.

(f) Intellectual Property. The Company owns, or is licensed or has the rights necessary to use, or is negotiating to license or obtain the rights to use, all intellectual property material to its business as proposed to be conducted.

9

(g) Disclosure. No representation or warranty made under any provisions hereof, and none of the information furnished by the Company to MTF, or any authorized representative of MTF, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

8. Representations and Warranties of MTF. MTF hereby represents and warrants to the Company that:

(a) Authorization. MTF has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by MTF, will constitute a valid and legally binding obligation of MTF, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

(b) Purchase Entirely for Own Account. This Agreement is made with MTF in reliance upon MTF’s representation to the Company, which by MTF’s execution of this Agreement, MTF hereby confirms, that the Securities to be acquired by MTF will be acquired for investment for MTF’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that MTF has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, MTF further represents that MTF does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. MTF has not been formed for the specific purpose of acquiring any of the Securities.

(c) Knowledge. MTF is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Note.

(d) Restricted Securities. MTF understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of MTF’s representations as expressed herein. MTF understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, MTF must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. MTF acknowledges that the Company has no obligation to register or qualify the Securities for resale. MTF further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of MTF’s control, and which the Company is under no obligation and may not be able to satisfy.

10

(e) No Public Market. MTF understands that no public market now exists for any of the securities issued by the Company, that the Company has made no assurances that a public market will ever exist for the Securities.

(f) Legends. MTF understands that the Securities, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

(i) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

(g) Accredited Investor. MTF is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

9. Distribution Rights.

(a) From and after the date hereof and until the satisfaction in full or conversion of the entire principal amount of the Note (and all interest accrued thereon) in accordance with the terms of the Note (subject to extension as hereinafter set forth, the “Exclusivity Period”), the Company shall not, directly or indirectly (itself or through any other person or entity), whether as principal, agent, distributor, representative, stockholder or otherwise, distribute or provide any invention, device, instrument, apparatus and/or other product or service (collectively, a “Product”) with application in the field of spine surgery (the “Field”), worldwide or in any territory thereof, except pursuant to the terms and provisions of an MTF Distributorship Agreement (as hereinafter defined). If an Event of Default (as defined in the Note) shall at any time occur, the Exclusivity Period shall automatically be extended through the period that expires on the tenth anniversary of the date of this Agreement.

(b) In the event that, during the Exclusivity Period, the Company desires to distribute any Product in the Field, the Company shall deliver written notice thereof to MTF, which shall set forth with particularity the design, use and status of such Product and shall, when applicable, enclose a prototype. MTF shall, within 60 days of receipt of such notice, submit to the Company a proposal for an exclusive, worldwide distributorship arrangement (each, an “MTF Distributorship Agreement”) with respect to such Product for applications within the Field, whereupon the parties shall collaborate with each other in good faith so as to complete arrangements reasonably acceptable to each whereby MTF shall exclusively distribute such Product, worldwide, for applications within the Field.

11

10. Miscellaneous.

(a) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

(c) Counterparts. This Agreement may be executed in two or more counter-parts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e) Notices. Any notice required or permitted by this Agreement or the Note shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.

(f) Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. MTF agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which MTF or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless MTF from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

(g) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and MTF. Any amendment or waiver effected in accordance with this Section 10(g) shall be binding upon MTF and the Company, and their respective successors and assigns.

12

(h) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(i) Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

(j) Shareholders, Officers and Directors Not Liable. In no event shall any shareholder, officer or director of the Company be liable for any amounts due or payable pursuant to the Note.

(k) Survival of Representations. Each representation, warranty, covenant and agreement of the parties hereto herein contained shall survive the execution and delivery of this Agreement and the Note, and the satisfaction or conversion of the Note or nay other event, notwithstanding any investigation at any time made by or on behalf of any party hereto.

[Signature Page Follows]

13

The parties have executed this Convertible Note Purchase Agreement as of the date first written above.

BONE BIOLOGICS, CORP.

By:	/s/ William Jay Treat
Name:	William Jay Treat
Title:	President and Chief Technology Officer
Address:	175 May Street Suite 400 Edison, NJ 08837 Attn: Chief Financial Officer

MUSCULOSKELETAL TRANSPLANT FOUNDATION, INC.

By:	/s/ Michael J. Kawas
Name:	Michael J. Kawas
Title:	Executive Vice President and Chief Financial Officer
Address:	125 May Street
Suite 300
Edison, New Jersey 08837
Attn: Chief Financial Officer

[Signature Page to Convertible Note Purchase Agreement]

SCHEDULE 1

(INTELLECTUAL PROPERTY)

(A)	Copyrights

None

(B)	Copyright Licenses

None

(C)	Patents

None

(D)	Patent Licenses:

Exclusive License Agreement, dated March 15, 2006, between Grantor and the Regents of the University of California (“Regents”), as amended by that certain First Amendment to License Agreement No. 2006-03-0536, dated September 1, 2007, as further amended by that certain Second Amendment to Exclusive License Agreement, dated May 29, 2008, and as further amended by that certain Third Amendment to Exclusive License Agreement, dated December 4, 2008, each between the Regents and Grantor.

(E)	Trademarks

None

(F)	Trademark Licenses

None

(G)	Trade Secret Licenses

None

(H)	Intellectual Property Exception

None

EXHIBIT A

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

BONE BIOLOGICS, CORP.

CONVERTIBLE PROMISSORY NOTE

$3,659,328	September 19, 2014

SECTION 1. General. For value received, BONE BIOLOGICS, CORP., a Delaware corporation (the “Maker”), hereby promises to pay to MUSCULOSKELETAL TRANSPLANT FOUNDATION, INC., a District of Columbia non-profit corporation, or its successors/assigns, the principal amount of Three Million Six Hundred Fifty Nine Thousand Three Hundred and Twenty Eight Dollars ($3,659,328), payable on the Maturity Date (as hereinafter defined) (subject to prepayment in whole or in part in the manner provided in Section 3 hereof), in such coin or currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts; and, to pay interest on the unpaid balance of the principal amount hereof from the date hereof at a rate equal to eight and one-half percent (8.5%) per annum, compounded annually, in like coin or currency, together with payment of the principal hereunder, and to pay interest at such rate on any overdue principal and (to the extent permitted by law) on any overdue interest, from the due date hereof until the obligation of the Maker with respect to the payment thereof shall be discharged; all payments and prepayments of principal of this Note and all payments of the interest on this Note to be made at 125 May Street, Suite 300, Edison, New Jersey 08837, or such other location as shall be specified in writing by the holder of this Note to the Maker.

SECTION 2. Definitions. As used herein, the following terms shall have the following respective meanings:

The term “Affiliate” shall mean any person who is a director or officer of the subject referenced or is a person or entity which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the subject referenced; and, for purposes of the foregoing, the term “control” shall mean the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a party, whether through the ownership of voting securities, by contract or otherwise.

The term “Common Stock” shall mean shares of the common stock, $0.001 par value, of the Maker as constituted on the Issuance Date (including any stock into which it may be changed, reclassified or converted).

A-1

The term “Conversion Price” shall have the meaning set forth in Section 7.1 hereof.

The term “Conversion Rights” shall have the meaning set forth in Section 7 hereof.

The term “Convertible Securities” shall have the meaning set forth in Paragraph (b) of Section 7.5 hereof.

The term “Equity Securities” shall have the meaning set forth under Rule 405 (or any successor rule) promulgated by the United States Securities and Exchange Commission under the Securities Act, whether or not said act applies to the Maker or its securities.

The term “Event of Default” shall have the meaning set forth in Section 6 hereof.

The term “Excluded Shares” shall have the meaning set forth in Paragraph (a) of Section 7.5 hereof.

The term “Issuance Date” shall mean the date first set forth in this Note.

The term “Maker” shall mean Bone Biologics, Corp., a Delaware corporation, the maker of this Note, and shall also mean any successor Maker which shall become such in the manner prescribed in Section 5 hereof.

The term “Maturity Date” shall mean March 31, 2015.

The term “Next Equity Financing” shall mean a private placement of Equity Securities of the Company in an amount up to $10,000,000.

The term “New Note” shall have the meaning set forth in Section 7.2 hereof.

The term “Note” shall mean this Note and any Note executed and delivered by the Maker in exchange or replacement for this Note pursuant to Section 8 hereof.

The term “Options” shall have the meaning set forth in Paragraph (b) of Section 7.5 hereof.

The term “Purchase Agreement” shall mean the Convertible Note Purchase Agreement dated even date herewith between the Maker and Musculoskeletal Transplant Foundation, Inc.

The term “Securities Act” shall mean the Securities Act of 1933, as amended.

The term “Subject Valuation” shall mean the quotient obtained by dividing (x) the subscription price per share or other unit of the principal Equity Security sold or to be sold in the Next Equity Financing (calculated on the basis of the same subscription price payable by investors generally) by (y) the number of shares of Common Stock with respect to which such share or other unit is then or will become exercisable, convertible or exchangeable, as the case may be.

A-2

The term “Subsidiary” shall mean: (x) any present or future Maker at least a majority of the outstanding voting stock of which shall at the time be owned, directly or indirectly through Subsidiaries, by the Maker, or which is otherwise controlled by the Maker, and (y) any partnership, association, joint venture or other entity in which the Maker, directly or indirectly, through Subsidiaries, has a 50% or more equity interest at the time or which is otherwise controlled by the Maker. For purposes hereof, outstanding voting stock shall be deemed to be capital stock of any class or classes, however designated, having ordinary voting power for the election of the members of the board of directors or other governing body of such Maker.

SECTION 3. Optional Prepayment. The Maker shall have the right at any time prior to the Maturity Date to prepay the whole, or any part, of the unpaid principal amount of this Note, without premium or penalty, provided that interest on the principal amount hereof to be so prepaid accrued to the date of such prepayment shall be paid concurrently therewith and subject to exercise (at any time prior to the date fixed for prepayment) of the Conversion Rights contained in Section 7 hereof. Notices of prepayment shall be given by the Maker by mail and shall be mailed to the holder of this Note not less than 30 days from the date fixed for prepayment. In case this Note is to be prepaid in part only, such notice shall specify the principal amount hereof to be prepaid. Upon giving of notice of prepayment as aforesaid, this Note or portion hereof so specified for prepayment shall on the prepayment date specified in such notice become due and payable, and from and after the prepayment date so specified (unless the Maker shall default in making such prepayment) interest on the principal of this Note or portion hereof so specified for prepayment shall cease to accrue, and the principal of this Note or portion hereof so specified for prepayment shall be paid by the Maker at the prepayment price aforesaid.

SECTION 4. General Covenants. The Maker covenants and agrees with the holder of this Note as follows:

4.1 The Maker shall punctually pay or cause to be paid the principal of and interest on this Note according to the terms hereof.

4.2 The Maker shall and shall cause each Subsidiary to:

(a) pay and discharge promptly, or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon any of its property, real, personal or mixed, or upon any part thereof, as well as all claims of any kind (including claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon its property), provided, however, that neither the Maker nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if the Maker or such Subsidiary shall have set aside on its books reserves (segregated to the extent required by sound accounting practice) reasonably deemed by it adequate with respect thereto;

(b) except as otherwise specifically permitted in this Note and as contemplated by Section 5 hereof, do or cause to be done all things necessary or appropriate to preserve and keep in full force and effect its corporate existence, rights and franchises, and use its best efforts to qualify as a foreign Maker entitled to do business in every jurisdiction in which the failure so to qualify would materially adversely effect on its business or properties;

A-3

(c) comply in all material respects with all applicable federal, state, county and municipal laws, ordinances, rules, and regulations now in force or hereafter enacted; and

(d) maintain its books, accounts and records in accordance with generally accepted accounting principles and permit any person or entity designated by reasonable, advance notice from the holder of this Note to visit and inspect at reasonable hours any of its properties, books and financial records, and to make copies thereof and take extracts therefrom.

4.3 The Maker shall give prompt written notice to the holder of this Note after any officer of the Maker knows or has reason to know that: (a) a default or an Event of Default hereunder, or any condition, event or act which with the giving of notice or the passage or lapse of time, or both, would constitute such an Event of Default, has occurred and is continuing, together with a specification of the same and the steps if any being taken to remedy the same; or (b) any other circumstance or event would have a material adverse effect on the Maker’s business, properties, operations, income, assets, prospects or condition, financial or otherwise.

SECTION 5. Consolidation Merger or Disposition of Assets. The Maker shall not consolidate with, merge into, or sell or otherwise dispose of all or substantially all its properties as an entirety to, any person unless:

(a) the successor formed by or resulting from such consolidation or merger or to which such sale or other disposition shall have been made shall be a Maker organized under the laws of the United States of America or any State, district or territory thereof;

(b) such successor Maker shall expressly assume the due and punctual payment of the principal of and interest on this Note according to its tenor, and the due and punctual performance and observance of all the covenants, agreements and conditions of this Note to be performed or observed by the Maker to the same extent as if such successor Maker had been the original maker of this Note (and such assumption shall, upon the request of the holder of this Note, be evidenced by the endorsing of an appropriate legend upon this Note, and any Note executed pursuant to Section 8 hereof after such assumption shall, unless executed in the name of such Maker, have a similar legend endorsed thereon); and

(c) immediately after such consolidation, merger, sale or other disposition, such successor Maker shall not be in default in the performance of any of the covenants, agreements or conditions contained in this Note and no condition, act or event (with the giving of notice, passage of time, or otherwise) would result in such default.

A-4

SECTION 6. Events of Default and Remedies.

6.1 The entire unpaid principal amount of this Note, together with all accrued interest hereon, at the option of the holder hereof exercised by written notice to the Maker, shall forthwith become and be due and payable if any one or more of the following events (herein called “Events of Default”) shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing at the time of such notice, that is to say:

(a) if default shall be made in the due and punctual payment of the principal of this Note when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, and such default shall have continued for a period of ten days;

(b) if default shall be made in the due and punctual payment of any interest on this Note when and as such interest shall become due and payable, and such default shall have continued for a period of ten days;

(c) if default shall be made in the performance or observance of any covenant, agreement or condition contained in Section 5 or Section 7.6 hereof;

(d) if default shall be made in the performance or observance of any of the other covenants, agreements or conditions of the Maker or any Subsidiary contained in this Note or in the Purchase Agreement, and such default shall have continued for a period of 30 days;

(e) if any representation or warranty made by the Maker under the Purchase Agreement or in any document or certificate furnished by the Maker pursuant thereto shall prove to be inaccurate in any material respect when made;

(f) if this Note or the Purchase Agreement shall cease to be enforceable in accordance with its terms against the Maker, or the Maker shall so state in writing;

(g) if the Maker or any Subsidiary shall default beyond any period of grace provided with respect thereto in the payment of principal of, premium, if any, or interest on any obligation in respect of borrowed money when due, whether by acceleration or otherwise; or if the Maker or any Subsidiary shall default in the performance or observance of any other agreement, term or condition contained in such obligation or in any agreement under which any such obligation is created, if the effect of any such default is to cause the holder or holders of such obligations (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to the date of its stated maturity, unless such holder or holders or trustee shall have waived such default after its occurrence or unless such holder or holders or trustee shall have failed to give any notice required to create an event of default thereunder;

A-5

(h) if final judgment for the payment of money shall be rendered by a court of record against the Maker or any Subsidiary and the Maker or such Subsidiary shall not discharge the same or provide for its discharge in accordance with its terms, or shall not procure a stay of execution thereon within 30 days from the date of entry thereof and, within the period during which execution of such judgment shall have been stayed, appeal therefrom, and cause the execution thereof to be stayed during such appeal;

(i) if the Maker or any Subsidiary shall: (i) admit in writing its inability to pay its debts generally as they become due; (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act; (iii) make an assignment for the benefit of creditors; (iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; (v) on a petition in bankruptcy filed against it, be adjudicated a bankrupt; or (vi) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof;

(j) if a court of competent jurisdiction shall enter, except at the direct or indirect request of the holder of this Note, an order, judgment, or decree appointing, without the consent of the Maker or any Subsidiary, a receiver of the Maker or any Subsidiary or of the whole or any substantial part of its property, or approving a petition filed against it seeking reorganization or arrangement of the Maker or any Subsidiary under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within 60 days from the date of entry thereof; or

(k) if, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the Maker or any Subsidiary or of the whole or any substantial part of its property and such custody or control shall not be terminated or stayed within 60 days from the date of assumption of such custody or control.

6.2 In the case any one or more of the Events of Default specified in Section 6.1 hereof shall have occurred and be continuing, the holder of this Note may proceed to protect and enforce its rights either by suit in equity and/or by action at law, whether for the specific performance of any covenant or agreement contained in this Note, or the holder of this Note may proceed to enforce the payment of all sums due upon this Note or to enforce any other legal or equitable right of the holder of this Note. In the event an Event of Default shall have occurred and the holder of this Note shall employ attorneys, or incur other costs and expenses for the collection of payments due or to become due, or for the enforcement or performance or observance of any obligation or agreement of the Maker under this Note, the Maker agrees that it will pay to the holder, on demand, the reasonable fees of such attorney together with all other costs and expenses incurred by the holder.

A-6

6.3 No remedy herein conferred upon the holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

6.4 No course of dealing between the Maker and the holder or any delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of any rights of the holder hereof.

SECTION 7. Conversion. The holder of this Note shall have conversion rights as follows (the “Conversion Rights”):

7.1 Permissive and Mandatory Conversion. The entire outstanding principal amount of this Note, and all accrued and unpaid interest hereon, or any portion thereof, may be convertible to Common Stock in Maker at any time upon the request of Holder, in the manner set forth in Section 7.2. Further, to the extent not previously converted to Common Stock in Maker at the request of Holder: (i) fifty-percent (50%) of the face value of this Note, plus fifty-percent (50%) of all accrued and unpaid interest hereon, shall be converted to Common Stock in Maker upon the Next Equity Financing; and (ii) all remaining value in this Note, plus all remaining accrued and unpaid interest hereon, shall be converted to Common Stock in Maker, following the Next Equity Financing, upon the consummation of Maker’s initial public offering. The number of shares of Common Stock issued upon such conversion shall be determined by dividing the amount to be converted by the conversion price, determined as hereafter provided, in effect on the date of such partial or complete conversion (“Conversion Price”). Upon any conversion of this Note, or any portion hereof, appropriate cash adjustment shall be made for or on account of any interest accrued up to the date of conversion, or for or on account of any dividends on any shares of Common Stock issued upon such conversion. The initial Conversion Price shall be $1.00. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

7.2 Mechanics of Conversion. Upon the occurrence of any of the enumerated events set forth in the Section 7.1, the holder of this Note shall surrender this Note (accompanied, if requested by the Maker, by a duly executed instrument of transfer), at the office of the Maker, and shall state in writing the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Maker shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid; and in the event of conversion of only a part of the amount outstanding hereon, the Maker shall execute and deliver to or on the order of the holder hereof at said office, at the expense of the Maker, a new note (“New Note”) in an amount equal to the unconverted portion hereof, which New Note shall be dated and bear interest from the date to which interest shall have been paid on such converted portion. Such conversion shall be deemed to have been made immediately prior to the close of business on (i) the date of such surrender of this Note as aforesaid, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder hereof, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of this Note, shall not be deemed to have converted this Note, or portion hereof, until immediately prior to the closing of such sale of securities.

A-7

7.3 Conversion Price Adjustments for Certain Splits and Combinations. The Conversion Price shall be subject to adjustment form time to time as follows:

(a) Stock Splits and Dividends. In the event the Maker should at any time after the Issuance Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Options or Convertible Securities entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock, Options or Convertible Securities (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion hereof shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Options or Convertible Securities with the number of shares issuable with respect to Options or Convertible Securities determined from time to time as provided in Section 7.3(c) below.

(b) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Issuance Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.

(c) The following provisions shall apply for purposes of this Section 7.3:

(i) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise of any Options or Convertible Securities (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) shall be deemed to have been issued at the time such Options or Convertible Securities were issued.

A-8

(ii) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Maker upon conversion or exercise of such Options or Convertible Securities including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Options or Convertible Securities.

(iii) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any such Options or Convertible Securities, the Conversion Price, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Options or Convertible Securities which remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Options or Convertible Securities.

7.4 Other Distributions. While this Note is outstanding, unless waived by the holder hereof the Maker shall not declare a distribution (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 7) on the Common Stock payable in securities of other persons, evidences of indebtedness issued by the Maker or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 7.3(a).

7.5 Conversion Price Adjustments for Certain Issuance of Securities. Notwithstanding anything to the contrary herein, the provisions of this Section 7.5 shall neither apply to nor be triggered by the Merger.

(a) If and whenever after the Issuance Date, the Maker shall issue or sell any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, or without consideration, then, forthwith upon each such issue or sale, the Conversion Price shall be reduced to the price equal to the consideration per share in such issuance or sale. In addition, the provisions of this paragraph (a) shall not apply to the issuance of any Excluded Shares. For purposes hereof, “Excluded Shares” shall refer to any issuances of shares of Common Stock (or options therefor) from time to time to employees, consultants, service providers, vendors and directors of the Maker directly or pursuant to stock option plans authorized by the Board of Directors of the Maker.

A-9

(b) For purposes of this Section 7.5 the following additional clauses shall apply:

(i) Issuance of Rights or Options. In case at any time the Maker shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount, if any, received or receivable by the Maker as consideration for the granting of such Options, plus the aggregate amount of additional consideration payable to the Maker upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in sub-paragraph (iii) of this paragraph (b), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. In case the Maker shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Maker as consideration for the issue or sale of such Convertible Securities, plus the aggregate amount of additional consideration, if any, payable to the Maker upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (I) except as otherwise provided in sub-paragraph (iii) of paragraph (b), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (II) if any such issue or sale of such Convertible Securities is made upon exercises of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this sub-paragraph (ii), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

A-10

(iii) Change in Option Price or Exercise Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in sub-paragraph (i) of this paragraph (b), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in sub-paragraphs (i) or (ii) of this paragraph (b), or the rate at which any Convertible Securities referred to in paragraph (a) of this Section 7.5 are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such Option referred to in sub-paragraph (i) of this paragraph (b) or the rate at which any Convertible Securities referred to in sub-paragraph (i) or (ii) of this paragraph (b) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced.

A-11

7.6 Recapitalizations. If at any time or from time to time there shall be a recapitalization or reclassification of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 7) provision shall be made so that the holder of this Note shall thereafter be entitled to receive upon conversion hereof, the number of shares of stock or other securities or property of the Maker or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization or reclassification. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holder of this Note after the recapitalization or reclassification to the end that the provisions of this Section 7 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion hereof) shall be applicable after that event and be as nearly equivalent as practicable.

7.7 No Impairment. The Maker will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Maker, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holder of this Note against impairment.

7.8 No Fractional Shares and Certificate as to Adjustments.

(a) No fractional shares shall be issued upon the conversion of this Note. In lieu of fractional shares, the Maker will pay cash in an amount equal to the fair value of such fractional shares, based on the fair market value of the shares of Common Stock, as determined in good faith by the Board of Directors, as of the time when those who would otherwise be entitled to receive such fractional shares is determined. The number of shares issuable upon such conversion shall be determined on the basis of the total amount hereof, the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(b) Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 7, the Maker, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of this Note a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. In the event of a Next Equity Financing a notice of adjustment as aforesaid of the Conversion Price then to be effective shall be delivered no later than 30 days prior to such event. The Maker shall, upon the written request at any time of any holder of this Note furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion hereof.

A-12

7.9 Notices of Record Date. In the event of any taking by the Maker of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Maker shall mail to the holder of this Note at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

7.10 Reservation of Stock Issuable Upon Conversion. The Maker shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Note, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all amounts outstanding on this Note; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all amounts outstanding on this Note, in addition to such other remedies as shall be available to the holder of this Note, the Maker will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Maker’s certificate of incorporation.

7.11 Notices. Any notice required by the provisions of this Section 7 to be given to the holder of this Note shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to such holder at his address appearing on the books of the Maker. In case at any time:

(a) the Maker shall declare to the holders of its shares of Common Stock any cash dividend at a rate in excess of the rate of the last cash dividend theretofore paid;

(b) the Maker shall declare any dividend upon its shares of Common Stock payable in stock or make any special dividend or other distribution (other than a cash dividend to the holders of its shares of Common Stock);

(c) the Maker shall offer for subscription pro rata to the holders of its shares of Common Stock any additional shares of stock of any class or other rights;

A-13

(d) there shall be a recapitalization or reclassification of the Common Stock; or

(e) there shall be a Next Equity Financing;

then, in any one or more of said cases, the Maker shall give written notice to each holder of this Note of the date on which (A) the books of the Maker shall close or a record shall be taken for such dividend, distribution or subscription rights, or (B) such reclassification or recapitalization; or Next Equity Financing, shall take place, as the case may be. Such notice shall also specify the date as of which the holders of shares of Common Stock of record shall participate in such dividend, distribution or subscription rights or shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such recapitalization or reclassification, as the case may be. Such written notice shall be given at least 30 days prior to the action in question and not less than 30 days prior to the record date or the date on which the Maker’s transfer books are closed in respect thereto.

7.12 Taxes. The issuance of certificates of shares of Common Stock upon the conversion of this Note shall be made without charge to the holder thereof for any issuance tax in respect thereto; provided, however, that the Maker shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of this Note.

7.13 Closing of Books. The Maker will at no time close its transfer books against the transfer of any shares of Common Stock issued or issuable upon the conversion of this Note in any manner which interferes with the timely conversion of this Note.

SECTION 8. Exchange or Replacement of Note.

8.1 The holder of this Note, at its option, may in person or by duly authorized attorney surrender this Note for exchange, at the principal executive offices of the Maker, and at the expense of the Maker receive in exchange therefor a new Note in the same aggregate principal amount as the aggregate unpaid principal amount of the Note so surrendered, bearing interest at the same annual rate as the Note so surrendered and otherwise in substantially the form of the Note so surrendered, each such new Note to be dated as of the date to which interest has been paid on the note so surrendered and to be in such principal amount and payable to the holder of this Note. Five days’ prior written notice of the holders intention to make such exchange shall be given to the Maker.

8.2 Upon receipt by the Maker of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Note, if mutilated, the Maker, upon reimbursement to it of all reasonable expenses incidental thereto, will make and deliver a new Note, of like tenor, in lieu of this Note. Any Note made and delivered in accordance with the provisions of this Section 8 shall be dated as of the date to which interest has been paid on this Note.

A-14

SECTION 9. Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid as follows:

(1)	if to the Maker:

Bone Biologics, Corp.
175 May Street, Suite 400
Edison, NJ 08837
Attn: Chief Financial Officer

(2)	if to the holder of this Note:

Musculoskeletal Transplant Foundation, Inc.
125 May Street, Suite 300
Edison, New Jersey 08837
Attn: Chief Financial Officer

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt.

SECTION 10. Captions. Captions and section titles contained herein are inserted as a matter of convenience and for reference only and are not intended to define, limit, extend or describe the scope of this Note or the intent of any provision hereof.

SECTION 11. Severability. In the event that one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 12. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

SECTION 13. Related Agreements. This Note is issued pursuant to the Purchase Agreement and is entitled to the benefits thereof. Copies of such agreement may be obtained by any holder of this Note at the principal executive offices of the Maker.

[Signature Page Follows]

A-15

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first above written.

ATTEST:	BONE BIOLOGICS, CORP.

By:	By:
Name:	Name:	William Jay Treat
Title:	Title:	President and Chief Technology Officer

[Signature Page to Convertible Promissory Note]